Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

NATIONAL PATENT DEVELOPMENT CORPORATION, AND

MXL INDUSTRIES, INC.

AND

MXL OPERATIONS, INC., MXL LEASING, LP, AND

MXL REALTY, LP

As of June, 16, 2008

TABLE OF CONTENTS

Section 1.	Definitions	1

Section 2.	Purchase and Sale of the Acquired Assets	9
(a)	Basic Transaction	9
(b)	The Closing	9
(c)	Deliveries at Closing	9

Section 3.	Representations and Warranties Concerning Transaction	11
(a)	Seller’s Representations and Warranties	11
(b)	Buyer’s Representations and Warranties	12

Section 4.	Representations and Warranties Concerning Seller and the Business	14
(a)	Non-contravention	14
(b)	Title to Tangible Assets	15
(c)	Financial Statements	15
(d)	Events Subsequent to December 31, 2007	15
(e)	Legal Compliance	16
(f)	Tax Matters	16
(g)	Real Property	16
(h)	Contracts	17
(i)	Litigation	17
(j)	Environmental, Health, and Safety Matters	17
(k)	Labor Matters	18
(l)	Product Liability	18
(m)	Inventory	18
(n)	Certain Business Relationships with Parent and Its Affiliates	19
(o)	Disclaimer of Other Representations and Warranties	19

Section 5.	Post-Closing Covenants	20
(a)	General	20
(b)	Litigation Support	20
(c)	Transition	20
(d)	Covenant Not to Compete	20
(e)	MXL Industries Trade Name	20
(f)	Employee Benefits Matters	21
(g)	Labor Matters; WARN Act	22
(h)	Insurance	22

Section 6.	Remedies for Breaches of the Agreement	22
(a)	Survival of Representations and Warranties	22
(b)	Indemnification Provisions for Buyer’s Benefit	23
(c)	Indemnification Provisions for Seller’s Benefit	23
(d)	Matters Involving Third Parties	23
(e)	Limitations on Indemnification	24
(f)	Determination of Adverse Consequences	24

ii

(g)	Exclusive Remedy	24
(h)	Environmental Remedies	24

Section 7.	Tax Matters	26
(a)	Returns for Periods Through the Closing Date	26
(b)	Audits	26

Section 8.	Miscellaneous	26
(a)	No Third-Party Beneficiaries	26
(b)	Entire Agreement	26
(c)	Succession and Assignment	26
(d)	Counterparts	27
(e)	Headings	27
(f)	Notices	27
(g)	Governing Law	28
(h)	Amendments and Waivers	28
(i)	Severability	28
(j)	Expenses	28
(k)	Allocation of Purchase Price	28
(l)	Construction	29
(m)	Incorporation of Exhibits, Annexes, and Schedules	29

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on June 19, 2008 to be effective as of the opening of business on June 16, 2008, by and among MXL Operations, Inc, a Pennsylvania corporation (“Operations”), MXL Leasing, LP, a Pennsylvania limited partnership (“Leasing) and MXL Realty, LP, a Pennsylvania limited partnership (“Realty”) (Operations, Leasing and Realty are collectively referred to herein as the “Buyer”), MXL Industries, Inc., a Delaware corporation (“Seller”) and National Patent Development Corporation, a Delaware corporation (“Parent”).  Buyer, Seller and Parent are referred to collectively herein as the “Parties” and sometimes individually as a “Party”.

WHEREAS, Seller operates the Business, owns all of the assets and liabilities of the Business and is a wholly-owned subsidiary of Parent; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Business and the assets and certain liabilities related thereto in a cash transaction in accordance with the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Section 1.                Definitions.

“Acquired Assets” means all of the right, title and interest that Seller possess in and to all of the assets related to the Business except Intercompany Accounts, including, without limitation, the following:

(a)           The right to the trade name “MXL Industries”;

(b)           Any Cash  and Receivables;

(c)           All equipment, machinery, fixtures, furniture, spare parts, packaging materials, and other tangible personal property used, held or intended for use in the Business, including such tangible personal property which is used or held at the Lancaster Plant Property, or at any other location where the Business is conducted;

(d)           The vehicles and transportation equipment used, held or intended for use in the Business;

(e)           The legally transferable and assignable permits held by Seller and that are necessary for the conduct of the Business;

(f)            All Inventory;

(g)           All Intellectual Property;

(h)           All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, services, equipment, or components thereof) pertaining to, or arising out of the Business and inuring to the benefit of Seller;

(i)           All rights under all contracts, licenses, permits, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers, used in the Business;

(j)           All books, records, files, and customer lists of the Business for the last five (5) years and reasonable access to all books, records, files, and customer lists of the Business as requested by Buyer beyond such five (5) years (provided that Buyer shall provide copies of records related to the Business to Seller to the extent such records are reasonably requested by Seller including in connection with indemnity requested hereunder by Buyer); and

(k)           The Lancaster Plant Property.

Notwithstanding the foregoing, in no case shall the Acquired Assets include (i) the certificate of incorporation, by-laws, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, shares of capital stock of Seller held in treasury and other documents relating to the organization, existence and maintenance of Seller as a corporation, (ii) any refund, credit or other asset relating to any Income Tax, (iii) any rights to and interests in the Pawling Property, the Millennium Shares, the Chestnut Hill Shares, the Indevus Sale Assets, the Indevus Related Accounts or the Indevus Contingent Stock Rights, (iv) any of the rights of Seller under the Agreement, the assignment and assumption agreement and other instruments executed by Buyer at the Closing, (v) any insurance policy under the NPDC Global Insurance Program or any rights thereunder, (vi) any rights in connection with and any assets of the Employee Benefit Plans or the Employee Welfare Benefit Plans of Seller, (vii) any Intercompany Accounts, (viii) any other asset or right of Seller which does not relate to the Business, (ix) personnel or other records that Seller is required by law to retain in its possession (provided that Seller shall provide copies of records related to the Business to Buyer to the extent such records are reasonably requested by Buyer) and (x) the Entity Interests.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Liabilities” means (i) all liabilities of Seller (A) accurately reported or reflected on the Financial Statements, or incurred in the Ordinary Course of Business since December 31, 2007, or (B) related to the Business including Environmental and Product Liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) which relate to acts, inactions, facts or circumstances arising on or after the Management Date, (ii) all liabilities of Seller for transfer, sales, use and other non-Income Taxes arising in connection with the consummation of the transactions contemplated hereby, except as otherwise provided in this Agreement, (iii) all liabilities and obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements related to the Business, (iv) all liabilities and obligations of Seller with respect to any trade accounts payable that remain unpaid as of the Closing Date which are related to the  Business, (v) all unpaid wages with respect to Employees of the Business but subject to the limitations of Section 5(f)(iv), (vi) all liabilities and obligations of Seller set forth in the Disclosure Schedule, (vii) any liabilities or obligations with respect to the MXL Credit Agreements which for any cause or reason survive the Closing and (viii) all liabilities and obligations of the Seller related to the Business and Known by Buyer, provided, however, that notwithstanding the foregoing, the Assumed Liabilities shall not include (x) any Excluded Liabilities, (y) any liability or obligation of Seller or Parent under the Agreement or (z) any other liability not expressly assumed herein.

“Business” means the operations of the optical plastics molding and precision coating business of Seller as conducted by Seller as of the Closing Date.

“Buyer” has the meaning set forth in the preface above.

“Cash” means any cash held by Seller in account number 1-993-5583-3807 at US Bank and in accounts numbered 990270746, 990270762, 990270789 and 990270770 at M & T Bank, but excluding the $275,000 withdrawn by Seller from such account to satisfy the requirements of Section 2 (b) below to purchase the Entity Interests and the Indevus Sale Assets and Indevus Related Accounts, which will be retained by Seller.

“CERCLA” has the meaning set forth in Section 6(g) below.

“Chestnut Hill Shares” means the shares of Chestnut Hill Reservoir, Inc. beneficially owned by Seller.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employees of the Business” means all Persons employed on the Closing Date by Seller, including any employees who are on approved leave of absence (including medical leave) or vacation provided that such Person returns to work within 180 days after the Closing but excluding any officers of Seller who are employees of Parent or any other Persons who are not employed by Seller in connection with the Business.

“Entity Agreements” has the meaning set forth in Section 2(d)(i)(C) below.

“Entity Interests” means all right, title and interest in and to the Seller’s 19.9% ownership interest in each of Leasing and Realty and 40.95% ownership interest in Operations purchased pursuant to Section 2 (b) below, including Seller’s rights as set forth in the Entity Agreements.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment on the Owned Real Property, whether or not yet discovered, which results in any Environmental Damages from the operation of any business that was conducted by Seller on the Owned Real Property or any activity or operation conducted prior to the Closing Date by any person or entity on the Owned Real Property.

“Environmental Damages” means all claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any Third Party Claim, whether or not such is ultimately defeated, caused by a violation of any Environmental Laws pertaining to the Owned Real Property.

“Environmental Laws” means all present statutes, regulations and ordinances adopted pursuant thereto (“Statutes”) relating to the protection of human health or the Environment, including all statutes relating to reporting, licensing, permitting, investigation or remediation of emissions, discharges, release or threat of release of any substance, gas, material or chemical into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any substance, gas, material, or chemical, including, without limitation, any substance, gas, material or chemical, which in each case is or may hereafter be defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, hazardous wastes” or words of similar import under any Statute, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et. seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et. seq; The Clean Air Act, 42 U.S.C. 7404 et. seq; any comparable law of the Commonwealth of Pennsylvania; and all Statutes pertaining to the protection of the health and safety of employees or the public.

 “Environmental and Product Liabilities” means liabilities with respect to Environmental Conditions and liabilities arising out of any personal injury and/or death or damage to property relating to or arising in connection with the Products.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations issued thereunder.

“Excluded Liabilities” means (a) all liabilities of Seller (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or continuing to accrue after the Management Date) which relate to acts, inactions, facts or circumstances arising prior to the Management Date unless the liability is Known by Buyer, (b) Income Tax liabilities of Seller, including those arising in connection with the consummation of the transactions contemplated hereby and any other Tax incurred by Seller and not related to the Business, (c) accruals for audit fees related to the audit by Eisner LLP of Parent’s consolidated financial statements for the year ended December 31, 2007, (d) any Intercompany Accounts, (e) any liability not related to the Business, (f) one-half of all realty transfer taxes associated with the transfer of the Owned Real Property, (g)  any Adverse Consequences related to any real property, currently or formally owned by Seller, and not transferred hereunder and (h) Post Management Date Seller Known Liabilities.

“Financial Statements” has the meaning set forth in Section 4(c) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hazardous Substance” means any (A) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (B) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, or (C) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products, polychlorinated debenzo-p-dioxins, polychlorinated dibenzofurans or polychlorinated biphenyls which, in each case, is presently subject to regulation under Environmental Laws.

“Income Tax” means any United States federal, state or local income tax measured by or imposed on net income or capital stock of the Seller or any franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 6(d)(i) below.

“Indemnifying Party” has the meaning set forth in Section 6(d)(i) below.

“Indevus” means Indevus Pharmaceuticals, Inc.

“Indevus Related Accounts” means those accounts (and all assets contained therein) listed under the definition of Indevus Sale Assets.

“Indevus Contingent Stock Rights” means contingent stock rights that will be convertible into shares of Indevus common stock if Indevus meets certain product development milestones.

“Indevus Sale Assets” means the proceeds paid to Seller upon its sale of its shares of Indevus common stock and any assets purchased with said proceeds; including the assets in the following accounts:

 J. Giordano Securities Group
MXL Industries, Inc.
a/c # NWW-400036

Goldman, Sachs & Co.
MXL Industries, Inc.
a/c # 028-70955-8-0050

Wachovia Bank, NA
MXL Industries, Inc.
Commercial checking (Sweep account)
a/c # 2000020792354

Wachovia Bank, NA
Evergreen Investments
MXL Industries, Inc.
a/c # 400008365-00

“Intellectual Property” means all patents and patent applications and any reissuances, continuations, divisions, extensions or reexaminations thereof; all trademarks, service marks, and trade names, all goodwill associated therewith and all related registrations, applications and renewals; all copyrights and related registrations, applications and renewals; all trade secrets, technology, processes and know-how (including “freedom to operate”, research and other strategic know-how regarding marketing opportunities); and all product and regulatory files, including formulations related to the Business.

“Intercompany Accounts”  means obligations owed by Seller to Parent and obligations owed to Seller by Parent.

“Inventory” means all raw materials, work-in-process and finished goods of the Business.

 “Known” or “Knowledge”, (a) when applied to Buyer, means the actual knowledge of any one of James A. Eberle and Matthew Bryan Bess, without independent investigation, and (b) when applied to Seller, means the actual knowledge of any one of Scott Greenberg, Harvey P. Eisen, John C. Belknap and Ira J. Sobotko, without independent investigation.

“Lancaster Plant Property” means the real property in Lancaster, Pennsylvania upon which the Seller’s manufacturing plant is located.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Management Date” means June 1, 2004.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, results of operations or condition of the Business, individually or taken as a whole; provided that any effect or change that involves an amount in any year of more than $50,000 shall be deemed to have a Material Adverse Effect.

“Millennium Shares” means the shares of common stock of Millennium Cell, Inc. beneficially owned by Seller.

“MXL Credit Agreements” means (a) the Credit Agreement, dated March 1, 2005, between Seller and M&T Bank that is secured by Seller’s accounts receivable and inventory; (b) the Credit Agreement, dated March 8, 2001, between Seller and All First Bank (now M&T Bank) that is guaranteed by GP Strategies Corporation and secured by a first lien on the Lancaster Plant Property, and (c) the LIBOR Term Note, dated November 27, 2006, executed by Seller payable to M&T Bank, secured by the Lancaster Plant Property and guaranteed by Parent, in each case as amended, supplemented or otherwise modified from time to time.

“MXL Credit Agreement Liens” means any security interest, pledge or other lien in existence immediately prior to the Closing under the MXL Credit Agreements with respect to the Acquired Assets.

“MXL Guaranty” means any guaranty by Parent or any other third party (including GP Strategies Corporation) of the obligations under the MXL Credit Agreements.

“NPDC Global Insurance Program” means the entirety of the portfolio of property, casualty, general liability, benefit plan , executive liability and any other insurance policies of Seller and Parent with respect to the operations of Parent and its Affiliates, Seller or the Business..

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means the Lancaster Plant Property, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, but specifically excluding the Pawling Property, any property owned through the ownership of the Chestnut Hill Shares and any real property other than the Lancaster Plant Property currently or formerly owned by the Seller.

“Parties” and “Party” have the meanings set forth in the preface above.

“Pawling Property” means the parcel of undeveloped land in Pawling, New York.

“Permitted Encumbrances” means with respect to the Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business taken as a whole; and (e) such other matters as are disclosed in the title policy required to be delivered pursuant to Section 2 (c)(i)(D) hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Post Management Date Seller Known Liabilities” means liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) which relate to acts, inactions, facts or circumstances arising on or after the Management Date provided that it is established by affirmative evidence that such acts, inactions, facts or circumstances are, as of the Closing Date, Known to Seller and not Known to Buyer.  This definition shall not be interpreted as limiting the obligations of Seller for liabilities defined in subparagraph (a) of the definition of Excluded Liabilities.

“Products” means the products sold and distributed by the Business on or at any time prior to the Closing Date.

“Purchase Price” has the meaning set forth in Section 2(a) below.

“Put and Call Agreement” means the agreement relating to certain rights and obligations relating to the ownership interest of the Seller in Buyer set forth in the Put and Call Agreement by and between Seller, Operations, Realty and Leasing.

“Receivables” means all of the accounts receivable relating to the Business; provided that the Receivables shall not include any Intercompany Accounts.

“Remedial Actions” shall mean any measures or actions required to investigate, monitor, clean-up, remove, treat, contain or otherwise remediate the presence, release or threatened release, of any Hazardous Substance to the extent necessary to comply with Environmental Laws.

“Securities Laws” means the federal and state laws (and rules and regulations promulgated thereunder) related or applicable to the offering and sale of the common stock of Operations.

“Seller” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any United States federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6(d)(i) below.

“WARN Act” has the meaning set forth in Section 4(k)(i) below.

Section 2.               Purchase and Sale of the Acquired Assets.

(a)           Basic Transaction.  On and subject to the terms and conditions of the Agreement, Realty agrees to purchase the Lancaster Plant Property, Leasing agrees to purchase the manufacturing equipment of Seller and Operations agrees to purchase all other Acquired Assets not being purchased as aforesaid by Realty or Leasing and Seller agrees to sell the Acquired Assets in consideration for (i) $3,000,000 in cash payable by Buyer to Seller at the Closing, (ii) the assumption by Buyer, jointly and severally, of the Assumed Liabilities and (iii) the payment in full by Buyer of Seller’s outstanding debt under the MXL Credit Agreements (the “Purchase Price”).  Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities or any other liabilities of Seller unless explicitly assumed hereunder.  The Purchase Price shall be delivered to Buyer at the Closing in accordance with Section 2(d).

(b)            Contribution to Capital of Buyer.  Seller shall, at the Closing, make an aggregate capital contribution to Buyer of $275,000; allocated to each of Operations,  Leasing and Realty in a manner so that Seller has a 19.9% interest in the total capital of each of Leasing and Realty and 40.95% interest in the total capital of Operations in return for Buyer providing evidence of such capital contribution in a form reasonably satisfactory to Seller’s counsel.

(c)           The Closing.  The closing of the transactions contemplated by the Agreement (the “Closing”) shall take place through the use of electronic communications commencing at 10:00 a.m. local time on June 19, 2008 or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(d)           Deliveries at Closing.  At the Closing:

(i)           Seller will execute, acknowledge (if appropriate) and deliver to Buyer:

(A)           A bill of sale in the form attached hereto as Exhibit A executed by Seller for all of the Acquired Assets that are tangible personal property;

(B)           Assignments in the forms attached hereto as Exhibits B-1 through B-[___];

(C)           The Stockholders Agreement for Operations and the Limited Partnership Agreements for Leasing and Realty evidencing the rights, interests and obligations of the stockholders of Operations and the partners of Leasing and Realty in the forms attached hereto as Exhibits C-1, C-2 and C-3, (the “Entity Agreements”) and the Put and Call Agreement;

(D)           An executed deed evidencing the transfer from Seller to Realty of the Lancaster Plant Property and a title policy, in form reasonably acceptable to Buyer’s counsel, insuring Buyer’s interest in the Lancaster Plant Property subject only to the Permitted Encumbrances;

(E)           A certificate executed by Seller and Parent as to the accuracy of their representations and warranties as of the date of the Closing in accordance with Sections 3(a) and 4 of the Agreement;

(F)           A certificate of the Secretary of Seller and Parent certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller and Parent, certifying and attaching all requisite resolutions or actions of Seller’s and Parent’s boards of directors and, in the case of Seller, Parent as its sole shareholder approving the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of Seller and Parent executing the Agreement and any other document relating to the consummation of the transactions contemplated hereby, accompanied by the requisite documents for amending the relevant governing documents of Seller required to effect such change of name in form sufficient for filing with the appropriate governmental body;

(G)           An opinion of Seller’s counsel;

(H)           A Consent to Appropriation of Name in the form attached hereto as Exhibit F; and

(I)           Such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request.

(ii)           Buyer (or where applicable, Realty, Leasing and Operations, individually) will execute, acknowledge (if appropriate), and deliver to Seller:

(A)           $3,000,000 by wire transfer of immediately available funds to the bank account designated by Seller;

(B)           An assumption agreement in the form attached hereto as Exhibit D;

(C)           Instruments reasonably acceptable to Seller’s counsel evidencing the payment in full by Buyer of Seller’s outstanding debt under the MXL Credit Agreements;

(D)           Instruments reasonably acceptable to Seller’s counsel evidencing full payment of all amounts (including principal and interest) due under the MXL Credit Agreements, the release of the MXL Credit Agreements Liens and the MXL Guaranty;

(E)           The Entity Agreements duly executed by each of the “Other Company Stockholders” and “Other Partners” (as defined in the Limited Partnership Agreement of Realty and of Leasing and the Stockholders Agreement of Operations, respectively) constituting and affirming the ownership by Seller of partnership interests or capital stock, as applicable, equal to 19.9% of the total partnership interest in each of Realty and Leasing and 40.95% of the issued and outstanding capital stock of Operations and the Put and Call Option Agreement duly executed by the subsequent investors party thereto.

(F)           Evidence reasonably satisfactory to Seller’s counsel to the effect that the Other Company Stockholders and Other Partners have made capital contributions to Buyer in an aggregate cash amount of approximately $550,000; allocated to each of Operations, Leasing and Realty in a manner so that the Other Company Stockholders and Other Partners have an 80.1% interest in the total capital of Leasing and Realty and a 59.05% interest in the total capital of Operations..

(G)           Certificates executed by Operations, Leasing and Realty as to the accuracy of their representations and warranties as of the date of the Closing in accordance with Section 3(b), (c) and (d)

(H)           Certificates of Operations, Leasing and Realty certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Buyer, certifying and attaching all requisite resolutions or actions of Operations, Leasing and Realty approving the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the Persons of Buyer executing the Agreement and any other document relating to the consummation of the transactions contemplated hereby;

(I)           An opinion of Buyer’s counsel; and

(J)           Such other instruments of assumption as Seller and its counsel may reasonably request.

Section 3.                Representations and Warranties Concerning Transaction.

(a)           Seller’s and Parent’s Representations and Warranties.  Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of the Agreement, except as set forth in Annex I attached hereto.

(i)           Organization of Seller and Parent.  Seller and Parent are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business, including the Business, and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect.  Seller has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(ii)           Authorization of Transaction.  Seller and Parent have full power and authority (including full corporate power and authority) to execute and deliver the Agreement and to perform their obligations hereunder.  The Agreement constitutes the valid and legally binding obligation of Seller and Parent, enforceable in accordance with its terms and conditions.  Neither Seller nor Parent need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Agreement.  The execution, delivery and performance of the Agreement and all other agreements contemplated hereby have been duly authorized by Seller and Parent.

(iii)           Brokers’ Fees.  Neither Seller nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Agreement.

(b)           Operation’s Representations and Warranties.  Operations represents and warrants to Seller and Parent that the statements contained in this Section 3(b) are correct and complete as of the date of the Agreement, except as set forth in Annex II attached hereto.

(i)           Organization of Operations.  Operations is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

(ii)           Authorization of Transaction.  Operations has full power and authority (including full entity power and authority) to execute and deliver the Agreement and to perform its obligations hereunder.  The Agreement constitutes the valid and legally binding obligation of Operations, enforceable in accordance with its terms and conditions.  Operations need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Agreement.  The execution, delivery and performance of the Agreement and all other agreements contemplated hereby have been duly authorized by Operations.

(iii)           Non-contravention.  Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Operations is subject or any provision of its Articles of Incorporation, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Operations is a party or by which it is bound or to which any of its assets is subject.

(iv)           Brokers’ Fees.  Operations has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Agreement.

(c)           Leasing’s Representations and Warranties.  Leasing represents and warrants to Seller and Parent that the statements contained in this Section 3(c) are correct and complete as of the date of the Agreement, except as set forth in Annex II attached hereto.

(i)           Organization of Leasing.  Leasing is a limited partnership duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

(ii)           Authorization of Transaction.  Leasing has full power and authority (including full entity power and authority) to execute and deliver the Agreement and to perform its obligations hereunder.  The Agreement constitutes the valid and legally binding obligation of Leasing, enforceable in accordance with its terms and conditions.  Leasing need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Agreement.  The execution, delivery and performance of the Agreement and all other agreements contemplated hereby have been duly authorized by Leasing.

(iii)           Non-contravention.  Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Leasing is subject or any provision of its Certificate of Limited Partnership, Limited Partnership Agreement, or other governing documents or (B) conflict with, result in a breach of,  constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Leasing is a party or by which it is bound or to which any of its assets is subject.

(iv)           Brokers’ Fees.  Leasing has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Agreement.

(d)           Realty’s Representations and Warranties.  Realty represents and warrants to Seller and Parent that the statements contained in this Section 3(c) are correct and complete as of the date of the Agreement, except as set forth in Annex II attached hereto.

(i)           Organization of Realty.  Realty is a limited partnership duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

(ii)           Authorization of Transaction.  Realty has full power and authority (including full entity power and authority) to execute and deliver the Agreement and to perform its obligations hereunder.  The Agreement constitutes the valid and legally binding obligation of Realty, enforceable in accordance with its terms and conditions.  Realty need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Agreement.  The execution, delivery and performance of the Agreement and all other agreements contemplated hereby have been duly authorized by Realty.

(iii)           Non-contravention.  Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Realty is subject or any provision of its Certificate of Limited Partnership, Limited Partnership Agreement, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Realty is a party or by which it is bound or to which any of its assets is subject.

(iv)           Brokers’ Fees.  Realty has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Agreement.

Section 4.               Representations and Warranties Concerning Seller and the Business.
Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of the Agreement, except as set forth in the disclosure schedule certified to be true, correct and complete by the Seller and delivered to Buyer and Parent on the date hereof (the “Disclosure Schedule”).

(a)           Non-contravention.  Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Parent are subject or any provision of the certificates of incorporation or bylaws of Seller or Parent, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Parent (to the extent related to the Business) is a party or by which either of them are bound or to which any of their assets is subject, except for non-assignment clauses in commercial contracts entered into in the Ordinary Course of Business or (iii) result in the imposition or creation of a Lien upon or with respect to the Acquired Assets, except in each case where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or Lien would not reasonably be expected to have a Material Adverse Effect.  Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by the Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not reasonably be expected to have a Material Adverse Effect.

(b)           Title to Tangible Assets.  Seller has good title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of the Business.  The Acquired Assets are assets of Seller and constitute all of the material assets that are used in the Business and are free and clear of all Liens other than Permitted Encumbrances or the Assumed Liabilities.

(c)           Financial Statements.  Attached hereto as Exhibit E are the unaudited balance sheet and statement of operations of the Business as of and for the fiscal year ended December 31, 2007 (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP throughout the period covered thereby and present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such period except that the Financial Statements do not contain footnotes or an  allocation of Parent’s corporate expenses; including expenses associated with providing services for Seller and the Business.

(d)           Events Subsequent to December 31, 2007.  Since December 31, 2007, other than with respect to the $275,000 cash contribution set forth in Section 2 (b) above or as set forth on Section 4(d) of the Disclosure Schedule, Seller has not:

(i)             sold, leased, transferred, or assigned any assets, tangible or intangible, material to the Business outside the Ordinary Course of Business or incurred any liability outside the Ordinary Course of Business;

(ii)            entered into any agreement, contract, lease, or license material to the Business outside the Ordinary Course of Business;

(iii)           accelerated, terminated, made material modifications to, breached, or canceled any agreement, contract, lease, or license material to the Business to which Seller is a party or by which it is bound outside of the Ordinary Course of Business;

(iv)           made any material capital expenditures outside the Ordinary Course of Business;

(v)            made any material capital investment in, or any material loan to, any other Person;

(vi)           experienced any material damage, destruction, or loss (whether or not covered by insurance) to its material property;

(vii)          made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(viii)         made any loans or advances of money except any such loans or advances that are Intercompany Receivables;

(ix)           authorized the transfer of or transferred any Cash, except in the Ordinary Course of Business, to Parent, any of its Affiliates, or to any third party; and

(x)            committed to any of the foregoing to the extent prohibited by Sections 4(d)(i)-(ix) above, except as any of the foregoing relate to the transactions contemplated by the Agreement.

(e)           Legal Compliance.  Seller has complied with all applicable laws, to the extent related to the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges under such laws), of federal, state and local governments and all agencies thereof, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)           Tax Matters.

(i)             Seller or Parent has filed, or will timely file, all Tax Returns that they were required to file with respect to the Business, and has paid all Taxes shown thereon as owing, except where the failure to file such Tax Returns would not reasonably be expected to have a Material Adverse Effect.

(ii)            Seller is not a party to any Tax allocation or Tax sharing agreement.

(iii)           Seller or Parent has or will timely pay all Taxes owed by it which would give rise to a Lien against the Acquired Assets.

(g)           Real Property.  Section 4(g)(i) of the Disclosure Schedule sets forth the address and description of the Owned Real Property.  With respect to the Owned Real Property, and except for matters that would not reasonably be expected to have a Material Adverse Effect:

(i)     Seller has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(ii)    Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii)   There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv)   Seller has no Knowledge of any defective condition, structural or otherwise, with respect to the Owned Real Estate;

(v)    Seller has not received during the past five (5) years written notice of a violation of any applicable ordinance or other law, order, regulation, or requirement and has not received written notice of condemnation, lien, assessment, or the like relating to any part of the Owned Real Estate or the operation thereof; and

(vi)   Seller has not received any written notice during the past (5) years of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any party of the Owned Real Estate or that would adversely affect the current use of any part of the Owned Real Estate.

(h)           Contracts.  Section 4(h) of the Disclosure Schedule lists all written contracts and other written agreements to which Seller is a party and the performance of which is reasonably estimated to have involved annual consideration in excess of $100,000 in 2007.  Seller has not breached any of the written contracts or other written agreements in a manner which would reasonably be expected to result in a Material Adverse Effect .

(i)            Litigation.  Section 4(i) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment or judicial order, decree or ruling or (ii) is (or during the past two years has been) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Seller, there is no threatened or valid basis for any claim, action, suit, arbitration, proceeding or investigation adverse to Seller by or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to have a Material Adverse Effect.

(j)            Environmental Matters.
                    (i)            For the period during which Seller owned the Owned Real Property, Seller has operated and used the Owned Real Property or allowed others to use the Owned Real Property (either directly or indirectly by lease or other arrangement) in all material respects in connection with the Business.

(ii)            Except for the Phase I Environmental Report prepared by Environmental Compliance Management Inc. dated December of 2000, a copy of which is attached to the Disclosure Schedule, Seller has no material documents in its possession concerning the Environmental Condition, and Seller is not aware of any material information relating to the Environmental Condition of the Owned Real Property.

(iii)           During Seller’s operation of the Owned Real Property, it has not received any written notice (1) from any applicable Department of Environmental Conservation (“DEC”), U.S. Environmental Protection Agency (“USEPA”) (or similar agency) or any third party that the Owned Real Property, or any part thereof, or has been placed on any applicable State Inactive Hazardous Waste Site Registry, the National Priorities List or the CERCLIS List, (2) that any environmental cleanup order is proposed or threatened with respect to the Owned Real Property which would reasonably constitute a Material Adverse Effect, and (3) that any non-governmental third party asserts that any Environmental Condition at the Owned Real Property has caused, is causing, or may be causing property damage or personal injury to such third party, including, without limitation, contamination of real property other than the Owned Real Property which would reasonably constitute a Material Adverse Effect.

(iv)           Seller, during its operation of the Owned Real Property, has substantially complied with all Environmental Laws applicable to its operation of the Owned Real Property except where non-compliance would not reasonably result in a Material Adverse Effect.

(v)            Seller has not, during its ownership and operation of the Owned Real Property, disposed of any hazardous wastes, hazardous or toxic substances, or solid wastes at the Owned Real Property in violation of Environmental Laws except where such disposal would not reasonably result in a Material Adverse Effect.

(vi)           Seller, during its operation of the Owned Real Property, has disposed of all wastes it generated from operations conducted at the Owned Real Property in compliance with Environmental Laws except where such disposal would not reasonably constitute a Material Adverse Effect.

(k)           Labor Matters.

(i)           No union is currently certified and, to Seller’s Knowledge, no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) exists.  There is not with respect to Seller (A) any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending against it, except as would not reasonably be expected to have a Material Adverse Effect, (B) any investigation by any federal, state, or local government and all agencies thereof relating to its labor policies that would reasonably be expected to have a Material Adverse Effect, or (C) within the past three years, any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law that remains unsatisfied.  None of the current employees or former employees of Seller has suffered an “employment loss” (as defined in the WARN Act) since ninety calendar days prior to the date hereof.

(ii)           To Seller’s Knowledge, each Employee of the Business is employed “at will.”  Section 4(k)(ii) of the Disclosure Schedule sets forth the name of each Employee of the Business whose annual base salary exceeds $100,000, together with his or her position or function, annual base salary or wage and any applicable incentive or bonus arrangements.

(l)           Product Liability.  No Person has made any Third-Party Claim against Seller within the last twelve months (or if made prior to the aforementioned twelve-month period, any claim or asserted any action as to which the claimant or its representative has reasserted or otherwise acted upon within the last twelve months) arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, Seller except as would not reasonably be expected to have a Material Adverse Effect.

(m)           Inventory.  Seller has made reserves appropriate under GAAP in a manner consistent with the past practices of the Business with respect to Inventory with an expiration date of less than twelve months after the date hereof.

(n)           Certain Business Relationships with Parent and its Affiliates.  Except to the extent set forth on the Disclosure Schedule, Seller has not been involved in any material business arrangement or relationship with Parent or its Affiliates related to the Business within the past twelve months.

(o)           Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3(A) AND THIS SECTION 4, SELLER AND PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE BUSINESS OR ANY OF THE SELLER’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTION 3(A) AND THIS SECTION 4, BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS.

(p)           Limitation on Representations and Warranties.  Notwithstanding anything to the contrary set forth in this Section 4, the foregoing representations and warranties shall not be deemed to have been breached (A) in the event that Buyer had Knowledge of the facts giving rise to the breach of the representation and warranty or (B) to the extent such breach of the representation and warranty relates to acts, inactions, facts or circumstances arising on or after the Management Date unless such breach relates to Post Management Date Seller Known Liabilities.

Section 5.               Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 6 below).

(b)            Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest; provided that the Party requesting such cooperation shall reimburse the other Parties for the reasonably incurred expenses, including, without limitation, attorneys fees in connection with such cooperation (unless the requesting Party is entitled to indemnification therefore under Section 6 below).

(c)           Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.  In the event that any agreement, contract, lease, or license material (“Contract”) related to the Business which Seller is to assign or transfer to Buyer is not assignable or transferable without the consent of a third party, or if such assignment or transfer or attempted assignment or attempted transfer would constitute a breach or default, this Agreement shall not constitute such an assignment or transfer or attempted assignment or attempted transfer.  Seller shall use its best efforts prior to Closing to obtain all such consents to assignment and transfer of each Contract to Buyer, provided that if Seller is unable to obtain any such consent prior to Closing, Buyer and Seller shall proceed with Closing unless it appears that proceeding with Closing in the absence of such consent would have a Material Adverse Effect upon the Business; and following Closing, Seller shall continue to use its best efforts to obtain consent to such assignment and transfer and will cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits and obligations of each Contract.

(d)           Covenant Not to Compete.  During the period in which Seller holds the Equity Interests (or any portion thereof) and for a period of two years from and after the termination of Seller’s equity interest in Operations, Leasing and Realty, neither Seller nor Parent will engage directly or indirectly in the manufacture, sale or distribution of optical plastics molding or precision coating products which are competitive with the Products of the Business in any geographic area in which the Business conducts its business.

(e)           MXL Industries Trade Name.  With reasonable promptness following the Closing, Seller shall (i) change its corporate name by removing the word “MXL Industries” therefrom and replacing it with a word or words clearly distinguishable from the trade name “MXL Industries” and (ii) cease all other uses of the word “MXL Industries” including email addresses, website identification and the use of telephone numbers associated with “MXL Industries”.

(f)           Employee Benefits Matters.

(i)           On the Closing Date, Buyer will offer employment to all Persons who are Employees of the Business immediately prior to the Closing Date and, for a period of at least one year after the Closing Date (provided that Buyer may, at its discretion, terminate any such employees during said one year period so long as such termination does not violate subsection (iii) below) shall provide comparable base salary or wages to Employees of the Business as well as employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the Employees of the Business that, taken together, are substantially similar to those provided by Seller to its Employees immediately prior to the Closing Date.  In the case of such Employees, Buyer shall (A) recognize for all purposes (other than benefit accrual under a defined benefit pension plan), under all employee benefit plans, programs and arrangements, service with Seller prior to the Closing Date and (B) waive any pre-existing exclusion requirements under all employee health and other welfare benefit plans.  Buyer shall assume liability for all employment taxes and all unused vacation and sick pay to which any Employee of the Business is entitled as of the Closing Date.

(ii)           As of the close of business on the Closing Date, the employment relationship between the then current employees working at the Lancaster Plant Facility and Seller shall cease and simultaneously such employees shall be offered employment with Operations in accordance with the terms set forth in subsection (i) above.  Said employees shall thereafter not accrue any benefits under any Employee Welfare Benefit Plan of Seller or Parent, nor shall Seller or Parent’s Employee Welfare Benefit Plans provide any benefits based upon facts, circumstances or third party services performed after the Closing Date.  Effective as of the close of business on the Closing Date, Seller and Buyer shall cooperate with Parent to cause all affected participants in such plan to be 100% vested in their benefits under Seller’s 401(k) plan.  Effective as soon as practicable following the Closing Date, Operations shall (A) adopt a self-directed 401(k) plan for its employees which permits the participants to self-direct an investment of the funds in their account in non-voting shares of common stock of Operations and (B) take all action necessary to permit it to offer such investment in its non-voting stock including any actions required for such offering to be in compliance with ERISA and the Securities Laws.  Seller and Operations will thereafter cooperate and encourage the prompt direct rollovers of the balances of all Buyer’s employees who had previously been participants in Seller’s 401(k) plan.

(iii)           Buyer shall take no action which will give rise to any claim by any Employee that the Employee has been effectively terminated by Seller..

(iv)           Seller shall be responsible for all benefits under any Employee Welfare Benefit Plan, Employee Welfare Benefit Plan or any other benefits which are accrued and payable at Closing and not assumed by Buyer hereunder.

(g)           Labor Matters; WARN Act.

(i)           Buyer shall not at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment of any of Employees of the Business or one or more facilities or Operations units within any site of employment of Seller, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any of Employees of the Business.

(ii)           If Buyer takes any action within 180 days after the Closing Date which independently, or in connection with any reduction in the size of the Business’ work force occurring within the 90-day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs (of Buyer or Seller), if any, which may result from any failure to provide such notice.

(h)           Insurance.  From and after the Closing Date, for a period of not less than three years, Seller and Buyer will each maintain product liability insurance policies covering the product liability risks assumed by Buyer or retained by Seller hereunder, respectively, with insurance companies that have a current Best’s or Standard & Poor’s rating of not less than “A-” and a policyholder’s surplus of $1 billion (or the equivalent if a non- United States insurer).  Such insurance policies will designate the other Party, as its interests may appear, as additional insureds.  The limits of liability, deductibles or retentions of such product liability insurance will be similar in all material respects to the limits of liability, deductibles or retentions maintained by companies of a similar financial size and a similar business purpose as the Business.

(i)           Tax Clearance.  Seller shall apply for and use its best commercial efforts to obtain as soon as practical tax clearance certificates from the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor and Industry, which are required in connection with compliance with Pennsylvania requirements for bulk sales, and shall provide copies of such certificates to Buyer upon receipt.

Section 6.               Remedies for Breaches of the Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Seller and Parent contained in Section 4 of the Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter, except for the matters contained in Sections 4(k), which shall continue in full force and effect for a period of three years after the Closing Date and the matters contained in Section 4(j), which shall survive Closing and continue in full force and effect until the expiration of the statute of limitations applicable to the underlying claim.  All of the representations and warranties of Buyer and Seller and Parent contained in Section 3 hereof, the covenants contained in Section 5 hereof and all of the other obligations contained in the Agreement including Buyer and Seller’s respective obligations to satisfy the Assumed Liabilities and the Excluded Liabilities shall survive the Closing and continue in full force and effect forever thereafter.  No other person shall be deemed to be a third party beneficiary of the survival provisions contained herein and, in the case of a claim asserted by a third party, the provisions herein shall not be deemed a waiver or extension of any applicable statute of limitation.

(b)           Indemnification Provisions for Buyer’s Benefit.  Subject to Section 6 (e) below, in the event Seller or Parent breaches any of its representations, warranties and covenants contained herein or Seller fails to satisfy in full the Excluded Liabilities, provided that Buyer makes a written claim for indemnification against Seller and Parent pursuant to Section 8(f) below within the applicable survival period, Seller and Parent shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer has suffered through and after the date of the claim for indemnification by Buyer caused proximately by Seller’s and Parent’s breach or failure to satisfy in full the Excluded Liabilities.

(c)           Indemnification Provisions for Seller’s Benefit.  In the event Buyer breaches any of its representations, warranties, and covenants contained herein, provided that Seller or Parent makes a written claim for indemnification against Buyer pursuant to Section 8(f) below within the applicable survival period, Buyer shall indemnify Seller and Parent from and against the entirety of any Adverse Consequences Seller or Parent has suffered through and after the date of the claim for indemnification by Seller caused proximately by Buyer’s breach.  Buyer agrees to indemnify Seller and Parent from and against the entirety of any Adverse Consequences Seller or Parent shall suffer caused proximately by any liability that is an Assumed Liability.

(d)           Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly (and in any event within twenty business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing.

(ii)           The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party or impose liability hereunder that exceeds the obligations of the Indemnifying Party hereunder.

(iii)           Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 6(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(iv)           In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(e)            Limitations on Indemnification.  Notwithstanding the foregoing, Seller and Parent together shall not be required to indemnify Buyer for any Adverse Consequences arising from Seller’s or Parent’s breach of any representations or warranties contained in Section 4 of the Agreement unless and until the aggregate amount of all such claims is at least $25,000 (and Seller and Parent shall only be required to indemnify Buyer for such claims in excess of such amount).  Seller’s and Parent’s aggregate liability for any Adverse Consequences arising from Seller’s or Parent’s breach of any representations and warranties contained in Section 4 is limited to an amount equal to $3,000,000.  Seller’s liability for Excluded Liabilities shall not be limited.

(f)            Determination of Adverse Consequences.  All indemnification payments under this Section 6 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party.

(g)           Exclusive Remedy.  Subject to Buyer’s obligations under Section 6.(h), Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 6 shall be the exclusive remedy of Buyer and Seller with respect to the Acquired Assets, the Assumed Liabilities, the Excluded Liabilities and the transactions contemplated by the Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in Section 4 above following the survival period set forth in Section 6(a) above.

(h)           Environmental Remedies.

(i)           With respect to any Remedial Actions required for which Buyer has retained liability hereunder or which, and to the extent, constituting a breach of the representations and warranties contained in Section 4(j) hereof, Seller shall, at its sole cost and expense, (and with respect to a breach of Section 4(j) hereof, within the limits provided by Section 6(e) above) promptly take all Remedial Actions  required by any federal, state or local governmental agency or political subdivision, which requirements or necessity arise from the presence or threatened presence upon, about or beneath the Owned Real Property, of a Hazardous Material constituting a violation of any Environmental Laws by Seller or a predecessor owner of the Owned Real Property.  Such actions shall be limited to those actions required by applicable Environmental Laws but may include, without limitation, the investigation of the Environmental Condition of the Owned Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any Remedial Actions required by Environmental Laws.   Seller shall take all actions reasonably necessary to attain compliance with applicable Environmental Laws in a cost effective manner, assuming continued industrial use of the Owned Real Property and employing risk based standards and institutional controls where available.  Seller shall proceed in a reasonable commercial manner with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all applicable Environmental Laws.  Buyer shall, in good faith, take all reasonable actions to cooperate with Seller’s activities, including allowing Seller all necessary access to the Owned Real Property, for the Seller to efficiently and effectively take such Remedial Actions as are reasonably necessary to comply with its obligations hereunder.  Any such actions taken shall be performed in a good, safe and workmanlike manner and shall take all reasonable commercial actions to minimize any impact on the business conducted on the Owned Real Property.  Seller shall pay all costs in connection with such Remedial Actions, including, without limitation, all power and utility costs, and any and all taxes or fees that may be applicable to such activities.  Seller shall promptly provide to Buyer copies of testing results and reports that are generated in connection with the above activities.  Promptly upon completion of such Remedial Actions, Seller shall take such commercially reasonable actions to remove all equipment utilized in the Remedial Action, repair any surface damage and otherwise restore the Owned Real Property to a condition under which it may continue to be utilized for the Business.

(ii)           Determining the Date of a Breach.

(A)           In the event the Parties have agreed that there has been a breach of Environmental Laws but there is a good faith dispute between the Parties as to when the breach occurred, the parties shall endeavor in good faith to agree when the breach of the Environmental Laws occurred.

(B)           If the Parties cannot resolve the issue of the timing of the breach within ninety (90) calendar days after a Party first raises the issue in writing, then the dispute shall be referred to an independent expert (“Independent Expert”), the identity of such expert to be agreed by Seller and Buyer or (failing agreement between them within twenty (20) calendar days) to be appointed by the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York 10017.  The Independent Expert shall be required to have at least ten (10) years experience of advising in relation to matters of the same general description as the matter with respect to which the timing of the breach is being determined.  The Independent Expert shall act as a mediator and not as an arbitrator and the Parties shall not be bound by the findings of the Independent Expert; provided that either Party may use the opinion (written or otherwise) expressed by the Independent Expert in any later proceeding.  The costs and expenses of the Independent Expert (if appointed) shall be borne equally by Seller and Buyer.

(C)           The Independent Expert shall determine the procedure for making findings, provided that the Independent Expert shall (i) invite each of the Parties to make oral or written representations in relation to the particular matter on or before thirty (30) calendar days after appointment of the Independent Expert; (ii) make findings on the basis of the information provided by the Parties through the representations referred to above; and (iii) provide findings on or before sixty (60) calendar days after appointment; provided that the Independent Expert shall return a finding to the effect that he or she could not determine the date of the breach if, in the opinion of the Independent Expert, such date cannot be determined by a preponderance of the evidence presented to the Independent Expert.  It is understood that the Independent Expert’s findings shall be limited to the timing of the breach and that the Independent Expert shall not determine any other issues, including the cause of the alleged breach or the respective Knowledge of the Parties, with respect to the facts underlying the alleged breach.

(iii)           Without limiting the generality of Section 6(g) above, Buyer understands and agrees that its right to indemnification under Section 6(b) for breach of the representations and warranties contained in Section 4(j) hereof shall constitute its sole and exclusive remedy against Seller with respect to any environmental, health, or safety matter relating to the Acquired Assets and the past, current, or future facilities, properties, or operations of the Business and all of Seller’s predecessors or Affiliates, including any such matter arising under any Environmental Laws or with respect to any Environmental Condition.  The limitations contained in this subparagraph shall not apply to the obligations of Seller for any Excluded Liability.

Section 7.                Tax Matters.

(a)           Returns for Periods Through the Closing Date.  Parent shall include the net income of the Business (including any deferred items triggered into net income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation §1.1502-19) on Parent’s consolidated federal Income Tax Returns for all periods through the end of the Closing Date.  Buyer shall furnish Tax information related to the Business to Parent for inclusion in Parent’s federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the past custom and practice of Seller.  The net income of the Business shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Business as of the end of the Closing Date.

(b)           Audits.  Notwithstanding any other provision of the Agreement, Parent shall have the sole right to conduct and control any audit or other Tax proceeding related to pre-closing activities of the Business.  Parent shall not settle any such audit in a manner that would materially adversely affect the Business after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

Section 8.               Miscellaneous.

(a)           No Third-Party Beneficiaries.  Other than as explicitly set forth herein, the Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)           Entire Agreement.  The Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c)           Succession and Assignment.  The Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either the Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer, Seller and Parent; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(d)           Counterparts.  The Agreement may be executed in one or more counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)           Headings.  The section headings contained in the Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(f)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the intended recipient as set forth below:

If to Parent or Seller:

National Patent Development Corporation 10 East 40th Street, Suite 3110 New York, New York 10016 Attention: Vice President, Finance Facsimile: (646) 741-1601

with copy to:

Robert F. Wrobel, Esq. Day Pitney LLP One Canterbury Green Stamford, CT 06901 Facsimile: (203) 583-4693

If to Buyer:

MXL Industries, Inc. 1764 Rohrerstown Road Lancaster, PA 17601 Attention: James A. Eberle or M. Bryan Bess Facsimile: (717) 569-8716

with copy to:

Theodore L. Brubaker, Esquire Hartman Underhill & Brubaker, LLP 221 East Chestnut Street Lancaster, PA 17602 Facsimile: (717) 299-7254

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g)           Governing Law.  The Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(h)           Amendments and Waivers.  No amendment of any provision of the Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and Parent.  No waiver by any Party of any provision of the Agreement or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)           Severability.  Any term or provision of the Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)           Expenses.  Buyer, on one hand, and Seller and Parent, on the other hand, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, except as provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Agreement shall be paid by Buyer when due.

(k)           Allocation of Purchase Price.  The Parties agree that the Purchase Price (and other capitalized costs) will be allocated as shown on the allocation schedule attached hereto as Exhibit I (the “Allocation Schedule”).  Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a schedule that further allocates the portion of the Purchase Price (and other capitalized costs) shown on the Allocation Schedule, together with the Assumed Liabilities, among the Acquired Assets sold by such Seller to Buyer.  If Buyer does not receive written notice of Seller’s objection to such allocation within 30 days of its delivery to Seller, then such allocation shall be the final allocation and each of Seller and Buyer shall report, act, and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Seller.

(l)           Construction.  The Parties have participated jointly in the negotiation and drafting of the Agreement.  In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean “including without limitation”.

(m)           Access to Records.  Each Party shall have access to all records related to the Business in the possession of the other Party during normal business hours when reasonably required for any business purpose; including with respect to any claim or litigation which said Party is responsible for hereunder.

(n)           Incorporation by Reference.  The Exhibits, Annexes, and Schedules identified in the Agreement are incorporated herein by reference and made a part hereof.

(o)           Arbitration.  The parties agree that the venue for any dispute arising between the parties regarding this Agreement or work performed under this Agreement (except any dispute relating to the necessity for or manner of Seller’s performance under Section 6 (h)) shall be binding arbitration conducted by the American Arbitration Association (AAA) in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration rules of the American Arbitration Association.  All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the Commercial Rules then in effect of the American Arbitration Association, or any successors hereto, in Philadelphia, Pennsylvania, unless the parties otherwise agree in writing.  The parties shall jointly select an arbitrator.  In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select a party arbitrator within (7) days and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party through their party arbitrator fails to select an arbitrator within seven (7) days, or the parties through their party arbitrator fail to agree upon a sole arbitrator within seven (7) days of appointment, such arbitrator shall be selected by the AAA upon application of either party.  Judgment upon the award of the agreed upon arbitrator or the arbitrator selected by the AAA, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.  EACH PARTY HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST THE OTHER PARTY TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL, PROVIDED THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed the Agreement as of the date first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ John C. Belknap
Name: John C. Belknap
Title: Vice President
MXL INDUSTRIES, INC.

By:	/s/ John C. Belknap
Name: John C. Belknap
Title: Vice President
MXL OPERATIONS, INC.

By:	/s/ James A. Eberle
Name: James A. Eberle
Title: President

MXL LEASING, LP

By:	/s/ James A. Eberle
Name: James A. Eberle
Title: Manager

MXL REALTY, LP

By:	/s/ James A. Eberle
Name: James A. Eberle
Title: Manager

The following schedules to the Asset Purchase Agreement are omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K:

Exhibit A:  Form of Bill of Sale
Exhibit B:  Form of Assignment
Exhibit C-1:  Form of MXL Operations, Inc. Stockholders Agreement
Exhibit C-2:  Form of Limited Partnership Agreement of MXL Leasing, LP
Exhibit C-3:  Form of Limited Partnership Agreement of MXL Realty, LP
Exhibit D:  Form of Assumption Agreement
Exhibit E:  Financial Statements of Business
Exhibit F:  Form of Consent to Appropriation of Name
Exhibit I:  Allocation Schedule

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.